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                                                                    Exhibit 99.1


                         [LETTERHEAD OF KULICKE & SOFFA]

NEWS for Immediate Release

                 Kulicke & Soffa Announces Organizational Change


Willow Grove, PA--September 3, 2002--Kulicke & Soffa Industries Inc. today announced that due to the continued weakness in the semiconductor industry, it is eliminating the position of President.

Alexander A. Oscilowski who currently serves in that role, joined K&S in June 1999 as vice president of strategic marketing. Prior to joining the Company, he was chief operating officer of SEMATECH, a semiconductor research and development consortium.

C. Scott Kulicke, chairman and chief executive officer commented, "As part of our ongoing cost reduction actions, we are reviewing our entire management structure and have concluded that we can no longer retain certain positions. Alex has made fine contributions to K&S in a difficult industry environment and we wish him well in his future endeavors."

Effective immediately, Mr. Kulicke will assume the responsibilities of president in addition to his role as chairman and chief executive officer.

Kulicke & Soffa (Nasdaq: KLIC) is the world's leading supplier of semiconductor interconnect equipment, materials and technology. Chip and wire solutions combine wafer dicing and wire bonding equipment with saw blades, die collets, wire and capillaries. Flip chip solutions include wafer bumping technology. Chip scale and wafer level packaging solutions include Ultra CSP(R) technology. Test interconnect solutions include standard and vertical probe cards, ATE interface assemblies and ATE boards for wafer testing, and test sockets and contactors for all types of packages. Kulicke & Soffa's web site address is www.kns.com.

Caution Concerning Forward Looking Statements

This press release contains forward-looking statements which are found in various places throughout the press release. While these forward-looking statements represent our judgments and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, those listed or discussed in Kulicke & Soffa Industries' 2001 Annual Report on Form 10-K and: the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing

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operations; potential instability in foreign capital markets; the risk of failure to successfully manage our diverse operations; and other key factors that could adversely affect our businesses and financial performance contained in past and future filings and reports, including those with the SEC. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact:
Investors & Financial Media:                            All Other Media:
Nancy R. Kyle                                           Henri Van Parys
215-784-6436                                            215-784-6818
nkyle@kns.com                                           parys@kns.com

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